                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [X] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [ ] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                   CARACO PHARMACEUTICAL LABORATORIES LTD.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 21, 1997

To The Shareholders of Caraco Pharmaceutical Laboratories, Ltd.:

     Please take notice that the Annual Meeting of Shareholders of Caraco Pharmaceutical Laboratories, Ltd. will be held on Wednesday, May 21, 1997 at 10:00 a.m. at the Hotel St. Regis, 3071 W. Grand Blvd., Detroit, Michigan 48202 for the purpose of:

1.   electing two directors to serve for terms of three years each;

2. increasing the number of shares authorized to be issued under the 1994 Stock Option Plan from 350,000 to 450,000;

3. approving the amendment of the Corporation's Amended and Restated Articles of Incorporation to increase the number of authorized Common Shares from 20,000,000 to 30,000,000; and

4. acting on such other business as may properly come before the meeting, or any adjournments thereof.

     You are cordially invited to attend the Annual Meeting.

     Holders of Common Shares of record at the close of business on April 21, 1997 will be entitled to vote at the meeting. A list of such shareholders will be available for inspection during normal business hours from April 30, 1997 through May 20, 1997, at the offices of the Corporation, 1150 Elijah McCoy Drive, Detroit, Michigan.

     A Proxy Statement, Proxy Card, Annual Report and 10-KSB are enclosed with this Notice. Each shareholder is urged to execute and return the enclosed Proxy Card promptly. In the event a shareholder decides to attend the meeting, he or she may, if so desired, revoke the Proxy and vote the shares in person.

                                             By Order of the Board of Directors,



                                                      Allan J. Hammer, Secretary

Detroit, Michigan
April 22, 1997

SHAREHOLDERS ARE URGED TO COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY. IF MAILED IN THE U. S. IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED.

                    CARACO PHARMACEUTICAL LABORATORIES, LTD.
                            1150 ELIJAH MCCOY DRIVE
                            DETROIT, MICHIGAN 48202

                                PROXY STATEMENT

     This Proxy Statement is furnished by the Board of Directors of Caraco Pharmaceutical Laboratories, Ltd. (the "Corporation" or "Caraco") in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders on May 21, 1997, and at any and all adjournments thereof. This Proxy Statement and accompanying Proxy Card are first being mailed on or about April 22, 1997. The Corporation's Annual Report (including audited financial statements) for the fiscal year ended December 31, 1996 and the Corporation's 1996 10-KSB are enclosed with this Proxy Statement.

     The Annual Report is not incorporated in or part of this Proxy Statement and does not constitute proxy-soliciting material.

     The 10-KSB is not incorporated in or part of this Proxy Statement and does not constitute proxy-soliciting material.

     If the Proxy is properly executed and returned, the Common Shares it represents will be voted at the 1997 Annual Meeting in accordance with the instructions noted thereon. If no instructions are indicated, it will be voted:
(1) FOR the nominated director(s); (2) FOR the increase in the number of shares authorized for issuance under the 1993 Stock Option Plan; (3) FOR the Amendment of the Amended and Restated Articles of Incorporation; and (4) FOR or AGAINST, in the discretion of the Proxy holders, such other matters as may properly come before the meeting. The Corporation's management knows of no matter to be brought before the meeting which is not referred to in this Proxy Statement. If, however, any other matters come before the meeting, the Proxy will be voted in accordance with the judgment of the person or persons voting such Proxy, unless the Proxy contains instructions to the contrary. Any shareholder executing a Proxy has the power to revoke it at any time before it is voted by submitting a duly executed Proxy bearing a later date, by delivering written notice of such revocation to the Corporation's Secretary prior to the 1997 Annual Meeting or by attending the 1997 Annual Meeting and orally withdrawing the Proxy. The cost of this solicitation is being paid for by the Corporation. The Corporation will solicit proxies by mail and may also solicit proxies in person or by telephone.

     The Corporation has 20,000,000 common shares ("Common Shares") authorized, of which 7,842,106 shares were issued and outstanding at the close of business on April 21, 1997, the record date for determining voting rights. The Corporation has no other class of voting securities outstanding. Each share issued and outstanding on April 21, 1997 will be entitled to one vote. Shareholders presently do not have cumulative voting rights.

                             ELECTION OF DIRECTORS

     Pursuant to Article VI of the Amended and Restated Articles of Incorporation of the Corporation, the Board of Directors shall be divided into three classes with terms expiring on three successive annual meeting dates. Generally, one-third of the Caraco Board is elected each year. The Amended and Restated Bylaws authorize the Board of Directors exclusively to set the number of directors to serve on the Board of Directors, by resolution, but at no time shall the number of directors be less than [six].

     Unless otherwise instructed on the Proxy, the Proxy holders intend to vote FOR the election of William R. Hurd and Jay F. Joliat to a three-year term as a director(s). The Caraco Board believes that, if elected, the nominee(s) will be able and willing to serve. However, if a nominee should be unable to serve as a director, the Caraco Board may select a substitute nominee and, in that event, the Proxy will be voted for the person so selected. The remaining five
(5) directors will continue to serve in accordance with their previous elections.

     The shareholder vote cast for all items considered at the meeting will be calculated by American Stock Transfer & Trust Corporation, the Corporation's Registrar and Transfer Agent, as the Board designated Inspector of Election. The Inspector of Election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, hear and determine challenges and questions arising in connection with the right to vote, count and tabulate votes, determine the result, and do such acts as are proper to conduct the election. Abstentions will be counted neither for nor against any actions for which cast.

     Information concerning the two (2) directors nominated for a term of three years, and the five (5) continuing Caraco Board members, is set forth below.

     NOMINEE FOR ELECTION AS A DIRECTOR FOR THREE-YEAR TERM TO EXPIRE 2000.

WILLIAM R. HURD
AGE:     61
MEMBER:  None

     Mr. Hurd commenced employment with the Corporation as its Executive Vice President and Chief Operating Officer on December 6, 1993 and on May 10, 1995 was promoted to President and Chief Operating Officer of the Corporation.
Prior thereto, Mr. Hurd was employed, since 1987, as Director of Operations of the Warner Chilcott Laboratories Division of Warner Lambert Company, and was responsible for the start up of this newly established generic division, including facility design, equipment evaluation and staffing, and operations, including supervision of manufacturing, quality assurance, quality control, pharmaceutical technology, finance, purchasing, production planning, and interfacing with the regulatory, sales and marketing departments. Mr. Hurd is a graduate of Massachusetts College of Pharmacy (B.S. in Pharmacy, 1960) and is a registered pharmacist in Massachusetts and Pennsylvania.

JAY F. JOLIAT
AGE:    40
MEMBER: Audit, Executive and Finance Committees

     JAY F. JOLIAT for more than the past five years has served as President, Chief Executive Officer and Chairman of the Board of Joliat & Company, a registered investment advisor furnishing investment management surveillance, reporting and consulting services to endowment funds, charitable foundations, ERISA plans and others who utilize professional money managers; Chairman of the Board, Chief Executive Officer and Treasurer of Sign of the Beefcarver Restaurants, Inc., which owns and operates 13 cafeteria style family restaurants, three casual dining/bar restaurants and one fine dining restaurant in the Detroit metropolitan area; and as trustee and Chief Executive Officer of several family-related trusts with widely diverse holdings including foreign and domestic securities, venture capital and real estate.

     NOMINEES FOR ELECTION AS DIRECTORS FOR THREE-YEAR TERM TO EXPIRE 1999.

DAVID W. ADAMANY
AGE:    60
MEMBER: Audit, Executive and Compensation Committees

     DAVID W. ADAMANY has been President of Wayne State University since 1982. Previously he served as Academic Vice President for the University of Maryland System and Academic Vice President at California State University, Long Beach. Dr. Adamany also served as a member of the Board of Directors of BIOFOR, INC., a non-publicly traded company and is involved as a director or trustee of many civic organizations. Dr. Adamany has been a member of the Board of Directors since July 1994.

CARA J. CURRY
AGE:    60
MEMBER: Compensation and Audit Committees

     CARA J. CURRY has been President of New Center Radiology, Inc. since 1979, owned by Dr. and Mrs. Curry, and was the owner and Chief Executive Officer, from 1981 to 1986, of Innovative Home Health Care Corporation, which provided in-home care in the Greater Detroit Metropolitan Area. She has been active in health care related organizations and was a member of the Board and Executive Vice President of the Lula Bell Stewart Center, Inc. (a non-profit women's shelter). Mrs. Curry is a Commissioner of the Detroit Zoo, and a participant in the National Medical Association Health

Summit, Washington, D.C., and in the Congressional Black Caucus Health Forum.

DAVID A. HAGELSTEIN
AGE:    55
MEMBER: Compensation and Executive Committees

     DAVID A. HAGELSTEIN has more than thirty years experience in running various businesses. Mr. Hagelstein established and ran up to four restaurants from 1964 to 1993. The profits from these operations were used to acquire and develop several real estate ventures, including building and leasing an office building for General Motors. He has supplied venture capital for a number of start up companies and has been a consultant to four companies in the pharmaceutical and medical fields. Mr. Hagelstein has been a member of the Board of Directors since September 8, 1995.

JOHN R. MORRIS
AGE:    66
MEMBER: Audit, Compensation and Finance Committees

     JOHN R. MORRIS has more than 40 years of experience, including multinational experience with pharmaceutical giants. Mr. Morris has been President of Biotrade Group, a Company he founded, since 1978. Biotrade, a worldwide healthcare and chemical company has offices in Australia, Southeast Asia, South Africa, Switzerland and the United Kingdom. Biotrade is also active in the pharmaceutical and fine chemical industries. In addition to his knowledge of the pharmaceutical world, Mr. Morris brings considerable experience in the banking and finance area. For several years he was Financial Director and Senior Vice President of Finance of a world-leading commodity trader. Mr. Morris was employed by Glaxo at which time he was chief executive officer of several Glaxo operating companies. Mr. Morris is also a director of Bigmar, Inc.

NOMINEES FOR ELECTION AS DIRECTORS FOR THREE-YEAR TERMS TO EXPIRE 1998

PHYLLIS HARRISON-ROSS, M.D.
AGE:     60
MEMBER:  Compensation and Finance Committees

     DR. HARRISON-ROSS has more than 25 years in the Community Mental Health profession. She presents a remarkably diverse career as a Hospital Administrator, Researcher, Academician, Public Health Consultant, Forensic Psychiatrist and Public Educator. Dr. Harrison-Ross trained as an Adult and Child Psychiatrist as well as a Pediatrician, and continues to lend her administrative and clinical talents to serving the diverse, hard-to reach and undeserved population of New York. Dr. Harrison-Ross joined Caraco's Board of Directors September 18, 1996. Dr. Harrison-Ross filed a Form 3 late.

DIRECTOR COMPENSATION

     Each independent director of the Corporation receives 100 shares of Common Stock of the Corporation for each board or committee meeting in which he or she participates effective after September 8, 1995. In addition, Dr. Adamany received a non-qualified stock option to purchase 6,000 shares of Common Stock on July 14, 1994, at an exercise price of $4.13 per share pursuant to the terms and provisions of the Corporation's 1993 Stock Option Plan. Messrs. Hagelstein and Joliat each on September 8, 1995 received a non-qualified stock option to purchase 6,000 shares of Common Stock, at an exercise price of $5.00 per share, pursuant to the terms and provisions of the Corporation's 1993 Stock Option Plan. Mr. John Morris on August 14, 1996 received a non-qualified stock option to purchase 6,000 shares of Common Stock, at an exercise price of $2.50 per share, pursuant to the terms and provisions of the Corporation's 1993 Stock Option Plan. Dr. Phyllis Harrison-Ross received a non-qualified stock option to purchase 6,000 shares of Common Stock, at an exercise price of $1.562 per share, pursuant to the terms and provisions of the Corporation's 1993 Stock Option Plan. In addition, Mrs. Curry received a non-qualified stock option to purchase 6,000 shares of Common Stock, at an exercise price of $1.25 per share, pursuant to the terms and provisions of the Corporation's 1993 Stock Option Plan. Employees and/or dependent Directors of the Corporation receive no additional compensation for services as a director. All directors are reimbursed for expenses incurred in attending board or committee meetings.

EXECUTIVE OFFICERS

     ROBERT KURKIEWICZ (Age 46) -- commenced employment with the Corporation as its Vice President -- Quality Assurance on November 22, 1993. Prior thereto, Mr. Kurkiewicz was employed, since 1988, as Manager, Quality Assurance by the Warner Chilcott Laboratories Division of Warner Lambert Company, for which he was responsible for the establishment of the Quality Control and Quality Assurance Departments at the inception of this division (including the design and implementation of all quality systems for proper operation of a pharmaceutical manufacturing organization) and the ongoing supervision of Quality Control, and Quality Assurance for manufacturing and research and development. Mr. Kurkiewicz is a graduate of the University of Wisconsin (B.S. cum laude, 1973).

     ALLAN J. HAMMER (Age 51) -- joined the Corporation in July 1994 as Chief Financial Officer, Treasurer and Secretary. Prior thereto, Mr. Hammer was employed, since 1988, with the Warner Chilcott division of Warner Lambert where, as manager of finance and logistics, he was responsible for all activities in finance, purchasing, production planning, inventory control and warehousing. Mr. Hammer holds a BBA degree from Hofstra University.

     SHERMAN N. GINN (Age 57) -- joined the Corporation in August 1994 as Director of Sales and Marketing and in December 1994 was promoted to Vice President -- Sales and Marketing. Prior thereto Mr. Ginn was employed by Global Source as Vice President, Sales. From 1992 to 1994 Mr. Ginn was Vice President, Sales and Vice President, Chain Store Sales at Watson Laboratories. From 1990 to 1992 he was employed by Qualitest Products in Huntsville, Alabama as Vice President, Marketing.

                               STOCK OPTION PLAN

     In April 1993, the Board of Directors adopted the 1993 Stock Option Plan (the "Plan), pursuant to which 350,000 shares of Common Stock of the Corporation were reserved for issuance. The Plan was approved by the shareholders of the Corporation in October 1993. Under the Plan, incentive stock options may be granted to employees, and non-qualified stock options may be granted to employees, independent directors, and such other persons as the Board's Stock Option Committee determines will contribute to the Corporation's success, at exercise prices equal to at least 100% of the fair market value of the Common Shares, with respect to non-qualified stock options, on the date of the grant. In addition to selecting the optionees, the Stock Option Committee determines the number of Common Shares subject each option and, with respect to non-qualified stock options, the exercise price. The plan provides, among other things, for administration by disinterested directors and formula grants of stock options to such disinterested directors. The Stock Option Committee is presently the Compensation Committee which is comprised of David W. Adamany, Cara J. Curry, David A. Hagelstein, John R. Morris and Phyllis Harrison-Ross. At the 1995 Annual Meeting of Shareholders the Shareholders of the Corporation approved an increase of 100,000 shares of Common Stock for a total of 450,000 shares of Common Stock.

     Management has granted 72% of the 450,000 shares of Common Stock of the Corporation that were reserved for issuance under the Plan. In order to allow additional options to be granted, the Board of Directors has adopted a resolution amending the Plan to increase the number of Common Shares authorized for issuance under the Plan to 550,000. This Amendment must be approved by a majority of the votes present by Proxy or in person at the Annual Meeting of Shareholders. The text of the Amendment is in APPENDIX A, which is incorporated herein by reference. The Board of Directors recommends that shareholders vote FOR the Amendment to the Plan to increase the number of Common Shares authorized from 450,000 to 550,000 shares.

                     AMENDMENT TO ARTICLES OF INCORPORATION

     The Corporation's Articles of Incorporation currently provide for 20,000,000 authorized Common Shares. The Board of Directors believes it is in the best interest of the Corporation to increase the number of authorized Common Shares to 30,000,000 in order to allow for future equity financing through the issuance of securities. Accordingly, the Board of Directors has adopted a resolution approving the Amendment to the Amended and Restated Articles of Incorporation attached hereto as APPENDIX B, which is incorporation herein by reference. Before the Amendment may become effective, affirmative votes constituting a majority of the votes present by Proxy or in person at the Annual Meeting of Shareholders must approve the Amendment. The Board of Directors recommends that shareholders vote FOR the Amendment of the Amended and Restated Articles of Incorporation to increase the number of authorized Common Shares to 30,000,000.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended December 31, 1996, the Corporation's Board of Directors conducted its business by holding sixteen (16) Board Meetings (in accordance with the requirements of the Michigan Business Corporation Act). The Board of Directors has four (4) active standing committees, which facilitate the carrying out of its responsibilities. The Executive, Audit, Compensation and Finance Committees were established by the Board of Directors on May 31, 1994. The Board of Directors does not have a standing Nominating Committee.
Dr. Curry attended less than 75% of the Finance Committee Meetings.

     The Executive Committee, which met zero (0) times during 1996, is empowered to exercise, in the intervals between the meetings of the Board of Directors, the powers of the Board, subject to the Michigan Business Corporation Act, as it relates to the management of the business and affairs of the Corporation.

     The Audit Committee, which met zero (0) times in 1996, is empowered to recommend to the Board of Directors a firm of certified public accountants to conduct audits of the accounts and affairs of the Corporation and to review accounting objectives and procedures of the Corporation and the findings and reports of the independent certified public accountants, and to make such reports and recommendations to the Board of Directors as it deems appropriate.

     The Compensation Committee, conducted its business in 1996 by holding five
(5) meetings (in accordance with the requirements of the Michigan Business Corporation Act). The Compensation Committee is empowered to make recommendations to the Board of Directors relating to the overall compensation arrangements for officers and staff of the Corporation and to make recommendations to the Board of Directors pertaining to any compensation plans in which officers and directors of the Corporation are eligible to participate (including making recommendations regarding the amount they receive as directors of the Corporation. The Committee also interprets the Corporation's 1993 Stock Option Plan and such other executive and employee stock options as may, from time to time, be designated by the Board of Directors. In doing so, it has the authority to designate officers, directors or key employees eligible to participate in the Plan, to prescribe the terms of any award of stock options, and to make all other determinations for administering the Plan. The Committee is also empowered to withdraw, modify and substitute the Corporation's Stock Bonus Plan.

     The Finance Committee, which met six (6) times in 1996, is responsible for ensuring that the Corporation maintains a sound financial structure, and is empowered to make recommendations to the Board of Directors on financial, short and long term investments and business planning matters.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents certain information, as of April 1, 1997, with respect to the Common Stock owned by each director and nominee for election to the Board of Directors, each executive officer named in the Summary Compensation Table, all executive officers and directors as a group, and by each person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who is known to the Corporation to be the beneficial owner of more than five (5%) percent of the outstanding shares of the Corporation's Common Stock. The shares and percentages shown below include shares which may be acquired by the persons listed pursuant to presently exercisable and outstanding stock options, warrants, and convertible stock. Except as indicated below, each person listed has sole voting and investment power as to the shares listed.

                          AMOUNT AND
                           NATURE OF
NAME OF BENEFICIAL        BENEFICIAL       PERCENTAGE OF
      OWNER                OWNERSHIP            CLASS
------------------     ---------------     -------------

David W. Adamany            10,200(1)            .13
C. Arnold Curry          1,384,447(2)          17.65
Cara J. Curry              484,615(3)           6.18
David A. Hagelstein      1,482,452(4)          18.36
Phyllis Harrison-Ross            0               *
William R. Hurd             63,401(5)            .80
Jay F. Joliat            1,848,591(6)          20.76
John R. Morris             107,600(7)           1.37
Sherman N. Ginn, Jr.         8,000(8)            .10
Allan J. Hammer             18,648(9)            .24
Robert Kurkiewicz           16,356(10)           .21

All executive officers and
 directors as a group
 (11 persons)             5,424,310            58.79


-------------------------
     *  Less than 0.10%

(1) Includes stock options that are currently exercisable to purchase 2,400 shares.

(2) Excludes 484,615 shares owned by his wife, Cara J. Curry, as to which he disclaims beneficial ownership. Includes 10,000 shares of Common Stock underlying an option granted to a third party pursuant to an option agreement.

(3) Excludes 1,384,447 shares owned by her husband, C. Arnold Curry, as to which she disclaims beneficial ownership.

(4) Includes an option to purchase 224,158 shares of Common Stock until February 20, 2002; stock options to purchase 1,200 shares of Common Stock until September 7, 2001; and warrants to purchase 5,000 shares of Common Stock until February 11, 1999. See "Certain Relationships and Related Transactions."

(5) Includes 900 shares and 100 warrants owned by Richard and Kimberly Hurd minor children to William R. Hurd; 4,800 shares owned by Joan Hurd, spouse to William R. Hurd; and stock options that are currently exercisable to purchase 39,608 shares.

(6) Includes 285,714 Series A Preferred Stock convertible to Common Stock; warrants to purchase 65,000 shares which are exercisable through December 31, 2004; warrants to purchase 486,666 exercisable through March 31, 2006; option to purchase 225,000 shares which are exercisable through October 18, 2006; and stock option to purchase 1,200 shares. See
     "Certain Relationships and Related Transactions."

(7)  Includes 10,000 warrants exercisable until February 11, 1999.

(8) Includes stock options that are currently exercisable to purchase 8,000 shares.

(9) Includes 500 warrants exercisable until February 11, 1999 and stock options that are currently exercisable to purchase 12,384 shares. Excludes 1,000 shares of Common Stock beneficially owned by Donna Hammer, spouse of Allan J. Hammer, in which reporting person disclaims beneficial ownership.

(10) Includes stock options that are currently exercisable to purchase 12,443 shares.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the 1993, 1994, 1995 and 1996 annual salary, bonus and all other compensation awards to the Corporation's three most highly compensated executive officers, other than the CEO, whose respective salary and bonus compensation exceeded $100,000 in 1996.

SUMMARY COMPENSATION TABLE


                                                             Long Term Compensation
                                                          ----------------------------
                                                             Awards          Payouts
                                                          ------------      ----------
                              Annual Compensation          Restricted       Securities
Name and                ------------------------------    Other Annual        Stock       Underlying       LTIP        All Other
Principal Position      Year     Salary($)     Bonus($)   Compensation       Award(s)       Options       Payouts     Compensation
------------------      ----     ---------     --------        $                 $              #            $              $
                                                          ------------       ---------    ------------    --------    -------------
William R. Hurd......   1996     $164,307            0          0                 0              0            0              0
President and COO       1995     $167,612      $16,000(1)       0            18,827(2)       3,040(3)         0              0
                        1994     $171,333(5)         0          0                 0              0            0         44,697(4)
                        1993     $      0            0          0                 0         65,000(3)         0              0

Allan J. Hammer......   1996     $120,000            0          0                 0              0            0         10,250(4)
CFO and Secretary       1995     $120,000            0          0            12,233(2)       1,920(3)         0              0
                        1994     $ 55,000            0          0                 0         30,000(3)         0         24,153(4)
                        1993     $      0            0          0                 0              0            0              0

Robert Kurkiewicz....   1996     $123,000            0          0                 0              0            0              0
VP of QA                1995     $123,000            0          0           $12,717(2)       2,214(3)         0              0
                        1994     $123,000            0          0                 0              0            0         30,265(4)
                        1993     $ 13,088            0          0                 0         20,000(3)         0              0



(1)  Bonus given per employment contract in Caraco Common Stock (5,334 shares).

(2) 5,793, 3,764, and 3,913 shares were awarded by the Corporation on May 10, 1995, to Messrs. Hurd, Hammer and Kurkiewicz, respectively, as reimbursement for the payment of the taxable portion of moving expenses they incurred.

(3) The Options were granted pursuant to the Corporation's 1993 Employee Stock Option Plan. Under the Plan, the options vest over a five year period commencing one year from date of grant.

(4)  Moving expenses paid to employee.

(5) Includes salary actually paid of $160,000, and accrued 1993 salary of $11,333.

     No other executive officer of the Corporation earned more than $100,000 during the 1996 fiscal year.

OPTIONS GRANTED IN LAST FISCAL YEAR

There were no options granted to executive officers in 1996.

     The following table sets forth information for the executive officers named above with regard to the aggregate stock options exercised during the year ended December 31, 1996, and the stock options held as of December 31, 1996.


AGGREGATED OPTIONS EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTIONS VALUES

                                                           Number of Securities        Value of Unexercised
                                                          Underlying Unexercised           In-the-Money
                                                                Options at                   Options at
                                                                FY-End(#)                  FY-End($)(1)
                     Shares Acquired   Value Realized
     Name              on Exercise#          ($)         Exercisable/Unexercisable     Exercisable/Unexercisable
     ----            ---------------   --------------    -------------------------     -------------------------
William R. Hurd.....         0                0                39,608/28,432                     0/0
Allan J. Hammer.....         0                0                12,384/19,536                     0/0
Robert Kurkiewicz...         0                0                12,442/ 9,772                     0/0


__________________
(1) Value based on the difference between the closing bid price of the Corporation's Common Stock on March 19, 1997 and the exercise price. The options held by the named executive officers have exercise prices which are higher than the closing bid price of the Corporation's Common Stock on March 19, 1997.

EMPLOYMENT AGREEMENTS


[    C. ARNOLD CURRY, the former Chief Scientific Advisor and Chairman,
Emeritus, of the Corporation, entered into a five-year employment agreement, on February 16, 1996, with the Corporation expiring February 16, 2001, subject to automatic renewal for successive one-year terms unless terminated by the Corporation or Dr. Curry upon 90 days' notice prior to the end of the initial term or the renewal terms, as the case may be. (Dr. Curry resigned as the Corporation's Chairman of the Board and Chief Executive Officer on February 16, 1996.) Under the employment agreement, the position of Chairman, Emeritus is an honorary, nonsalaried position and the position of Chief Scientific Advisor (a research and consulting position without policy making responsibilities) is compensated at an annual base salary of $90,000. Dr. Curry is entitled to receive stock bonuses in the amount of 35,000 shares of the Corporation's
Common Stock for each of the first five (5) occasions when the Corporation secures an Abbreviated New Drug Application from the U.S. Food and Drug Administration. Dr. Curry was also granted an option of up to 250,000 shares of Common Stock at the closing price as reported on NASDAQ at October 4, 1995, with the number of shares dependent on the amount of the Corporation's net income for the year ending December 31, 1998, as follows: $2,650,000 --
150,000 shares; $3,060,000 -- an additional 50,000; and $3,600,000 -- an additional 50,000. In addition, Dr. Curry was also granted an option of up to 250,000 of Common Stock, at the closing price as reported on NASDAQ at February 16, 1996, with the number of shares dependent on the amount of the Corporation's net income for the years ending December 31, 1996 through December 31, 2001 as follows: 50,000 shares if net income equals $4,100,000 and an additional 50,000 shares for each additional $500,000 of net income.

     Under the employment agreement, Dr. Curry may, upon giving 30 days written notice, terminate the agreement in the event there is a change of control or ownership (as defined in the employment agreement) of the Corporation and his powers and duties significantly change or he has good reason (as defined in the employment agreement) to terminate or, as a result of the change of control or ownership, Dr. Curry reasonably determines that he is unable to exercise or perform his powers, functions and duties. In the event of such termination, Dr. Curry will receive (i) a lump sum severance payment equal to his base salary for 36 months at the rate payable at the time notice of termination was given, and (ii) the immediate vesting in any stock option which would have been exercisable at the close of the year during which the change of control occurred. Based upon Dr. Curry's current base salary, the Corporation estimates that the lump sum severance payment payable to Dr. Curry under this provision would be approximately $270,000 for the present fiscal year.

     In the event that Dr. Curry terminates his employment for cause not attributable to himself, or if the Corporation terminates the Agreement without cause, then he shall be entitled to receive monthly base salary payments for eighteen (18) months from the date of termination, and the Corporation shall continue premium coverage payments for health and life insurance for the same period. In addition, any stock options that would become available for exercise at the end of the year during which such termination occurred shall immediately vest.

     In event that Dr. Curry terminates his employment without cause, or his employment is terminated for cause, death or disability, then he (or his estate) will receive earned and unpaid salary accrued to the date of termination.

     On November 2, 1996 the Corporation terminated Dr. Curry's Employment Agreement without cause.]

     ROBERT KURKIEWICZ, the Vice President of Quality Assurance, entered into a five-year employment agreement with the Corporation expiring November 22, 1998, subject to automatic renewal for successive one-year terms unless terminated by the Corporation or Mr. Kurkiewicz upon 30 days notice prior to the commencement of any such renewal period.  ......../

     In the event that Mr. Kurkiewicz terminates his employment for cause not attributable to himself, or if the Corporation terminates this Agreement without cause, then he shall be entitled to receive monthly base salary payments for twelve (12) months from the date of termination, and the Corporation shall continue premium coverage payments for health insurance for the same period. In addition, any stock options that would become available for exercise at the end of the year during which such termination occurred shall immediately vest.

     In the event that Mr. Kurkiewicz terminates his employment without cause, or his employment is terminated for cause, death or disability, then he (or his estate) will receive earned and unpaid salary accrued to the date of termination.

     On April 1, 1997 Mr. Kurkiewicz entered into an amendment to his Employment Agreement. Under the Amendment Mr. Kurkiewicz's salary is reduced to $92,250 and the "termination without Cause" has been revised to read "...shall be entitled to receive monthly base salary payments for six (6) months from date of termination. This Agreement shall become effective on the date that Sun and the Corporation execute the Stock Purchase Agreement.

     WILLIAM R. HURD, the President and Chief Operating Officer of the Corporation, entered into an employment agreement with the Corporation expiring December 6, 2000, subject to automatic renewal for successive one-year terms unless terminated by the Corporation or Mr. Hurd upon 90 days notice prior to the end of the initial term or the renewal terms, as the case may be. In addition Mr. Hurd may receive an annual bonus to be based upon performance specifications and/or goals to be agreed upon by the Corporation and Mr. Hurd, with the bonus payable to Mr. Hurd for any year of employment to be not more than 30% of his base salary for such year.

     Under the employment agreement, Mr. Hurd may, upon giving 30 days written notice, terminate the agreement in the event there is a change of control or ownership (as defined in the employment agreement) of the Corporation and his powers and duties significantly change or he has good reason (as defined in the employment agreement) to terminate or, as a result of the change of control or ownership, Mr. Hurd reasonably determines that he is unable to exercise or perform his powers, functions and duties. In the event of such termination, Mr. Hurd will receive (i) a lump sum severance payment equal to his base salary for 36 months at the rate payable at the time notice of termination was given, (ii) the bonus which he would otherwise be entitled to for the year in which his employment is terminated, and (iii) the immediate vesting in any stock option which would have been exercisable at the close of the year during which the change of control occurred. Based upon Mr. Hurd's current base salary, the Corporation estimates that the lump sum severance payment payable to Mr. Hurd under this provision would be approximately $502,836 for the present fiscal year.

     In the event that Mr. Hurd terminates his employment for cause not attributable to himself, or if the Corporation terminates the Agreement without cause, then he shall be entitled to receive monthly base salary payments for eighteen (18) months from the date of termination, and the Corporation shall continue premium coverage payments for health and life insurance for the same period. In addition, any stock options that would become available for exercise at the end of the year during which such termination occurred shall immediately vest.

     In event that Mr. Hurd terminates his employment without cause, or his employment is terminated for cause, death or disability, then he (or his estate) will receive earned and unpaid salary accrued to the date of termination.

     On April 1, 1997 Mr. Hurd entered into an amendment to his Employment Agreement. Under the Amendment Mr. Hurd's salary is reduced to $120,000 and the "termination without Cause" has been revised to read "...shall be entitled to receive monthly base salary payments for six (6) months from date of termination. In addition there shall be no change in control upon signing of final documents with Sun Pharmaceutical. This Agreement shall become effective on the date that Sun and the Corporation execute the Stock Purchase Agreement.

     MR. HAMMER, the Chief Financial Officer, Treasurer and Secretary of the Corporation, entered into a five-year employment agreement with the Corporation expiring July 1, 1999, subject to automatic renewal for successive one-year terms unless terminated by the Corporation or Mr. Hammer, upon 30 days written notice prior to the end of the initial term or the renewal terms, as the case may be.

     In the event that Mr. Hammer terminates his employment for cause not attributable to himself, or if the Corporation terminates the agreement without cause, then he shall be entitled to receive monthly base salary payments for twelve (12) months from the date of termination, and the Corporation shall continue premium coverage payments for health insurance for the same period. In addition, any stock options that would become available for exercise at the end of the year during which such termination occurred shall immediately vest.

     In event that Mr. Hammer terminates his employment without cause, or his employment is terminated for cause, death or disability, then he (or his estate) will receive earned and unpaid salary accrued to the date of termination.

     On April 1, 1997 Mr. Hammer entered into an amendment to his Employment Agreement. Under the Amendment Mr. Hammer's salary is reduced to $90,000 and the "termination without Cause" has been revised to read "...shall be entitled to receive monthly base salary payments for six (6) months from date of termination. This Agreement shall become effective on the date that Sun and the Corporation execute the Stock Purchase Agreement.

     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     C. Arnold Curry and Cara J. Curry guaranteed the Corporation's indebtedness to the Economic Development Corporation of the City of Detroit (the "EDC") in the aggregate principal amount of approximately $9.1 million in connection with the funding of the construction of the Corporation's pharmaceutical manufacturing facility and executive offices.

     Additionally, in 1994, Dr. Curry agreed to indemnify the Corporation for a defalcation by the Corporation's former controller, who is Dr. Curry's son. Through December 31, 1995, the Corporation had accrued approximately $623,202 in damages, costs and expenses. Of this amount Dr. Curry has paid the Corporation approximately $568,202 pursuant to his indemnification and the Corporation has agreed to waive the difference. The Corporation has been notified that the SEC has uncovered a minimum of $300,000 in further defalcation which took place in 1993 and before.

     The Corporation borrowed from David A. Hagelstein the principal sum of $200,000 represented by its Demand Promissory Note dated November 29, 1994, bearing interest at the annual rate equal to 2% over the prime rate announced from time to time by Comerica Bank ("Prime plus two"), payment of which was personally guaranteed by C. Arnold Curry, M.D. On January 12, 1995, Mr. Hagelstein advanced an additional $300,000 by means of a direct payment to the vendor of certain equipment purchased by and delivered to Caraco for $285,237 and a direct payment to Caraco of $14,763. The foregoing $200,000 Demand Promissory Note was replaced on January 12, 1995 by a new $500,000 Demand Promissory Note, which bears interest at Prime plus two and is secured by a security interest in the Corporation's accounts receivable and certain existing equipment and a purchase money security interest in certain additional equipment then to be acquired by Caraco. In February 1995 Mr. Hagelstein, under a promissory note, purchased by and delivered to Caraco totalling $230,000. On June 30, 1995 the $730,000 in notes were exchanged for 584,000 shares of the Corporation's common stock. Mr. Hagelstein also undertook to advance an additional $500,000 to Caraco upon the occurrence of certain events. On August 21, 1996 the Corporation borrowed from Mr. Hagelstein $100,000, which bears interest at 10% and is secured by a security interest in certain existing equipment of the Corporation. On November 15, 1996 Mr. Hagelstein advanced a loan to the Corporation in the amount of $90,000 which bears interest at 10% and is secured by a security interest in certain existing equipment of the Corporation. On February 11, 1997 Mr. Hagelstein further advanced a loan to the Corporation in the amount of $200,000 which bears interest at 10% and is secured by a security interest in certain existing equipment of the Corporation.

     The Corporation borrowed from Jay F. Joliat the principal sum of $250,000 represented by its Secured Promissory Note dated February 15, 1996, bearing interest at 6.0% per annum secured by a security interest in certain equipment associated with a packaging line.

The loan is due and payable on or before February 15, 1999. In consideration of such loan, Mr. Joliat exchanged the debt for 111,111 shares of common stock and was granted 111,111 warrants exercisable at one warrant for one share of Common Stock. In connection with the conversion to common stock for each share converted, Mr. Joliat shall receive five (5) warrants with the same terms and conditions noted above.

     On August 21, 1996, October 18, 1996, November 15, 1996, December 19, 1996, January 30, 1997 and February 3, 1997 respectively borrowed $100,000, $300,000, $100,000, $65,000, $100,000, $300,000 each bears interest at 10% and is secured by a security interest in certain existing equipment of the Corporation. On January 16, 1997 the $65,000 loan was paid back.

     On August 21, 1996 the Corporation borrowed from Mr. Morris $100,000, which bears interest at 10% and is secured by a security interest in certain existing equipment of the Corporation. On November 15, 1996 Mr. Morris advanced a loan to the Corporation in the amount of $100,000 which bears interest at 10% and is secured by a security interest in certain existing equipment of the Corporation.


                         COMPLIANCE WITH SECTION 16 (A)

     To the Corporation's knowledge based solely on review of the copies of reports on Form 3, 4 and 5 required by Section 16(a) of the Securities Exchange Act of 1934, as amended, and written representations furnished to the Corporation, all of the directors, officers and persons who own more than ten percent of the Corporation's Common Stock filed the Forms 3 and Forms 4 required by Section 16(a) in a timely manner.

                    RELATIONSHIP WITH INDEPENDENT AUDITORS

     Effective November 6, 1995 the Corporation dismissed Grant Thornton LLP as its principal accountant to audit its financial statements. On November 8, 1995, the Board of Directors of the Corporation ratified the approval of the appointment of Rehmann Robson effective November 6, 1995 as the Corporation's principal independent accountants for the year ending December 31, 1995. The decision to invite proposals for a change in accountants was recommended by the Board of Directors on May 10, 1995.

     The reports on the financial statements of Grant Thornton LLP on the Corporation for either of the past two years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles.

     During the Corporation's two most recent years ended December 31, 1993 and 1994, and any subsequent interim period preceding the former accountant's dismissal, the Corporation had no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.


     Rehmann Robson audited the Corporation's financial statements for the year ended December 31, 1996. Representatives of Rehmann Robson are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from stockholders at that time.

                             1997 ANNUAL MEETING

     Shareholders may present proposals to be considered for inclusion in the Proxy Statement for the 1997 Annual Meeting of the Shareholders provided such proposals are submitted in accordance with all applicable rules and regulations of the SEC and received by the Corporation no later than December 10, 1997.


                                         Allan J. Hammer, Secretary

Detroit, Michigan
April 22, 1997

                                   APPENDIX A

Section 5 of the 1993 Stock Option Plan shall be amended to read as follows:

      5. Shares Subject to Plan. Subject to adjustments as provided in Section 7b and 8 hereof, the aggregate number of shares of common stock of the Corporation ("Shares") as to which Options may be granted under the Plan shall not exceed 550,000 shares.

                                   APPENDIX B

--------------------------------------------------------------------------------------------------
              MICHIGAN DEPARTMENT OF COMMERCE - CORPORATION AND SECURITIES BUREAU
--------------------------------------------------------------------------------------------------
Date Received                                             (FOR BUREAU USE ONLY)

------------------------------------------------------------------
Name  Caraco Pharmaceutical Laboratories, Ltd.
      Jennifer Evans
------------------------------------------------------------------
Address
      1150 Elijah McCoy Drive
------------------------------------------------------------------
City             State            Zip Code
     Detroit       MI             48202
------------------------------------------------------------------
DOCUMENT WILL BE RETURNED TO THE NAME AND ADDRESS YOU ENTER ABOVE     EFFECTIVE DATE:
------------------------------------------------------------------


           CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                    FOR USE BY DOMESTIC PROFIT CORPORATIONS
          (Please read information and instructions on the last page)


        Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1.  The present name of the corporation is:

2.  The identification number assigned by the Bureau is:      345-364

3.  The location of the registered office is:

        1150 Elijah McCoy Drive                  Detroit, Michigan  48202
--------------------------------------------------------           -------------
          (Street Address)                     (City)               (Zip Code)

4.  Article III, Section 1 of the Articles of Incorporation is hereby amended
            --------------
to read as follows:

        1.  The total authorized capital stock is:

            Common Shares          30,000,000

            Preferred Shares        5,000,000

5. COMPLETE SECTION (a) IF THE AMENDMENT WAS ADOPTED BY THE UNANIMOUS CONSENT OF THE INCORPORATOR(S) BEFORE THE FIRST MEETING OF THE BOARD OF DIRECTORS OR TRUSTEES; OTHERWISE, COMPLETE SECTION (b). DO NOT COMPLETE BOTH.

  a. / / The foregoing amendment to the Articles of Incorporation was duly adopted on the _________ day of __________________, 19 ________, in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees.

        Signed this________day of _____________, 19_______________.


       ________________________________  ________________________________
         (Signature)                             (Signature)

       ________________________________  ________________________________
         (Type or Print Name)               (Type or Print Name)

       ________________________________  ________________________________
         (Signature)                             (Signature)

       ________________________________  ________________________________
         (Type or Print Name)               (Type or Print Name)



  b. /X/ The foregoing amendment to the Articles of Incorporation was duly adopted on the _________ day of__________________, 19 __________. The
amendment: (check one of the following)


/X/ was duly adopted in accordance with Section 611(2) of the Act by the vote of the shareholders if a profit corporation, or by the vote of the shareholders or members if a nonprofit corporation, or by the vote of the directors if a nonprofit corporation organized on a nonstock directorship basis. The necessary votes were cast in favor of the amendment.

/ /  was duly adopted by the written consent of all directors pursuant to
Section 525 of the Act and the corporation is a nonprofit corporation organized on a nonstock directorship basis.

/ / was duly adopted by the written consent of the shareholders or members having not less than the minimum number of votes required by statue in accordance with Section 407(1) and (2) of the Act if a nonprofit corporation, or Section 407(1) of the Act if a profit corporation. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders or members is permitted only if such provision appears in the Articles of incorporation.)

/ / was duly adopted by the written consent of all the shareholders or members entitled to vote in accordance with section 407(3) of the Act if a nonprofit corporation, or Section 407(2) of the Act if a profit corporation.

        Signed this______________ day of _____________, 19 ______________

        By_______________________________________________________________
           (Only Signature of President, Vice-President, Chairperson, or
            Vice-Chairperson)

        _________________________________________________________________
          (Type or Print Name)                  (Type or Print Title)

                                     PROXY
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                    CARACO PHARMACEUTICAL LABORATORIES, LTD.

     The undersigned shareholder hereby appoints Jennifer Evans and Allan J. Hammer, and each of them, with full power of substitution, as true and lawful attorneys and proxies of the undersigned to represent and vote the shares of Common Stock owned by the undersigned in Caraco Pharmaceutical Laboratories, Ltd. at the Annual Meeting of Shareholders to be held on May 21, 1997 at 10:00 a.m. at the Hotel St. Regis, 3071 W. Grand Blvd., Detroit, MI 48202, and at any adjournment thereof, with like effect and as if the undersigned was personally present and voting, upon all business that may properly come before the meeting, including the business identified (and in the manner indicated) on this proxy and described in the Notice of Meeting and Proxy Statement furnished herewith (the receipt of which is hereby acknowledged).
     The undersigned hereby revokes any proxy or proxies heretofore given by the undersigned to any person or persons with respect to such Common Shares and ratifies any and all actions taken by the above-named proxies hereunder.
     Set forth on the reverse side are the number of Common Shares held of record by the undersigned as of April 22, 1997. You are asked to vote on the business identified below.
     Indicate your vote by marking an (X) in the appropriate boxes below. The Board of Directors recommends voting FOR each of the nominees named in the following proposal.
ITEM
1. ELECTION OF DIRECTORS
     / / FOR                              / / FOR

                 Jay F. Joliat                                William R. Hurd

     / / WITHHOLD                        / /  WITHHOLD


2. Increasing the number of shares authorized to be issued under the 1993 Stock Option Plan from 450,000 to 550,000
                              / / FOR         / / AGAINST       / / ABSTAIN

3. Amending the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 30,000,000

                             / / FOR         / / AGAINST      / /  ABSTAIN

    __________(To be signed and dated on the reverse side)______________

     THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES SHALL BE VOTED FOR EACH OF THE NOMINEES NAMED IN THE PROPOSAL LISTED ABOVE, AND FOR OR AGAINST ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

     IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE CHECK BOX:

                                     DATED:__________________, 1997

                                     __________________________________________
                                     Signature of Shareholder
                                     __________________________________________
                                     Signature(s) of Joint Owner(s)


                                     Please sign exactly as your name(s) is
                                     imprinted on this proxy. If your shares are held in a joint account, each joint owner should sign. If you are signing for a corporation or partnership or as agent, attorney, executor, administrator, trustee, guardian or other fiduciary, indicate the capacity in which you are signing.

               PLEASE RETURN THIS PROXY IN THE ENCLOSED ENVELOPE